Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Anthracite Capital, Inc. on Form S-3 of the report of Deloitte & Touche dated March 21, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of Anthracite Capital, Inc. for the year ended December 31, 2002 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

New York, New York
July 11, 2003